Exhibit 99.1

Stacey H. Dwyer, EVP
1901 Ascension Blvd., Suite 100, Arlington, TX 76006
817-856-8200
April 8, 2004

D.R. HORTON, INC. REPORTS SECOND QUARTER NET SALES ORDERS OF $3.3 BILLION, A 37% INCREASE AND THE HIGHEST QUARTERLY SALES IN COMPANY HISTORY

     ARLINGTON, TEXAS - D.R. Horton, Inc. (NYSE:DHI) Thursday (April 8, 2004), reported the highest quarterly net sales orders in Company history. Net sales orders for the second quarter ended March 31, 2004 increased 37% to $3.3 billion (13,480 homes), compared to $2.4 billion (10,548 homes) for the same quarter of fiscal 2003. Net sales orders for the first six months of fiscal 2004 increased 30% to $5.4 billion (21,714 homes), compared to $4.1 billion (17,800 homes) for the same period of fiscal 2003.

     Donald R. Horton, Chairman of the Board, said, “Sales in March totaled $1.3 billion, the highest for any month in Company history, which contributed to the record sales for the quarter. Our strong sales and record sales backlog position the Company for another record year in fiscal year 2004.”

     Founded in 1978, D.R. Horton, Inc. is engaged in the construction and sale of high quality homes designed principally for the entry-level and first time move-up markets. D.R. Horton currently builds and sells homes in 21 states and 51 markets, with a geographic presence in the Midwest, Mid-Atlantic, Southeast, Southwest and Western regions of the United States. The Company also provides mortgage financing and title services for homebuyers through its mortgage and title subsidiaries.

     Portions of this document may constitute “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Although D.R. Horton believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. All forward-looking statements are based upon information available to D.R. Horton on the date this release was issued. D.R. Horton does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statement in this release relates to our strong sales and record sales backlog positioning the Company for another record year in fiscal 2004. Factors that may cause the actual results to be materially different from the future results expressed by the forward-looking statements include, but are not limited to: changes in general economic, real estate and business conditions; changes in interest rates and the availability of mortgage financing; governmental regulations and environmental matters; changes in income tax laws affecting mortgage interest deductibility; the Company’s substantial leverage; competitive conditions within the industry; the availability of capital to the Company on favorable terms; the Company’s ability to integrate acquisitions and successfully effect the cost savings, operating efficiencies and revenue enhancements that are believed available and otherwise to successfully effect its other growth strategies. Additional information about issues that could lead to material changes in performance is contained in D.R. Horton’s annual report on Form 10-K and most recent quarterly reports on Form 10-Q, which are filed with the Securities and Exchange Commission.

WEBSITE ADDRESS: www.DRHORTON.com

D.R. HORTON, INC.
($’s in millions)

NET SALES ORDERS

	Three months ended March 31,
	2003		2004
	Units	$'s	Units	$'s
Mid-Atlantic	993	$215.1	1,034	$277.3
Midwest	522	140.7	620	175.1
Southeast	1,152	215.5	1,758	365.0
Southwest	4,473	740.2	5,435	906.1
West	3,408	1,128.0	4,633	1,610.3

	10,548	$2,439.5	13,480	$3,333.8

	Six months ended March 31,
	2003		2004
	Units	$'s	Units	$'s
Mid-Atlantic	1,714	$361.0	1,749	$444.0
Midwest	951	247.6	1,031	300.3
Southeast	2,101	385.4	2,931	616.6
Southwest	7,244	1,209.1	8,715	1,460.9
West	5,790	1,934.9	7,288	2,545.7

	17,800	$4,138.0	21,714	$5,367.5